2.1 CERTIFICATE OF INCORPORATION

                          ARTICLES OF INCORPORATION
                                      OF
                             AMERICAN AURUM INC.

            We, the undersigned natural persons of the age of eighteen years or more, acting as incorporators of the corporation under the provisions of the Nevada Business Corporation Act (hereinafter called the "Act"), do hereby adopt the following Articles of Incorporation for such Corporation.

                                  ARTICLE I

            Name. The name of the corporation (hereinafter called the "Corporation") is AMERICAN AURUM INC.

                                  ARTICLE II

            Period of Duration. The period of duration of the Corporation is perpetual.

                                 ARTICLE III

            Purpose and Powers. The purpose for which this Corporation is organized is to invest in all forms of investment, including real and personal property, stocks and bonds, including, but not limited to, the acquisition of a business opportunity in any industry including industries such as manufacturing, finance, service, natural resources, high technology, product development, medical, communications or any other industry, and to engage in all other lawful business.

                                  ARTICLE IV

            Capitalization. The Corporation shall have the authority to issue One Hundred Million (50,000,000) shares of stock each having a par value of one-tenth of one cent ($.001). All stock of the Corporation shall have the same rights and preferences. Fully paid stock of this Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Directors.

                                  ARTICLE V

            Commencement of Business. The Corporation shall not commence business until at least One Thousand Dollars ($1,000.00) has been received by the Corporation as consideration for the issuance of its shares.

                                  ARTICLE VI

            Initial Registered Office and Initial Registered Agent. The address of the initial corporate office of the Corporation is 3046 Brighton Place, Salt Lake City, UT 84121, and the initial registered Agent is Carousel Capital, a Nevada Corporation, c/o John Muige, Esq.; 1st Interstate Bank Building, 302 East Carson Avenue, Las Vegas, NV 89101.

                                 ARTICLE VII

            Directors. The Corporation shall be governed by a Board of Directors consisting of no less than three (3) and no more than nine (9) directors. Directors need not be stockholders of the Corporation. The number of Directors constituting the initial Board of Directors is three (3) and the names and post office addresses of the persons who shall serve as Directors until their successors are elected and qualified are:

            Brent Conradson                       1825 East Lewis Street #212
                                                  Las Vegas, NV 84101

            Mark L. Meriwether                    3046 East Brighton Place
                                                  Salt Lake City, UT 84121

            Layne T. Meriwether                   3046 East Brighton Place
                                                  Salt Lake City, UT 84121

                                 ARTICLE VIII
   Incorporators. The name and post office address of each incorporator is:

            Mark L. Meriwether                    3046 East Brighton Place
                                                  Salt Lake City, UT 84121

            Layne T. Meriwether                   3046 East Brighton Place
                                                  Salt Lake City, UT 84121

                                  ARTICLE IX

            Preemptive Rights. There shall be no preemptive rights to acquire unissued and/or treasury shares of stock of the Corporation.

                                  ARTICLE X

            Voting of Shares. Each outstanding share of common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at the meeting of the stockholders. Each stockholder shall be entitled to vote his or her shares in person or by proxy, executed in writing by such stockholders, or by his duly authorized attorney-in-fact. At each election of Directors, every stockholder entitled to vote in such election shall have the right to vote, in person or by proxy, the number of shares owned by him or it for as many persons as there are Directors to be elected and for whose election he or it has the right to vote, but the Shareholder shall have no right to accumulate his or its votes with regard to such election.

            Carousel Capital, a Nevada corporation, located c/o John Muige, Esq. 1st Interstate Bank Building, 302 East Carson Ave., Las Vegas, NV 89101 hereby accepts the appointment as Registered Agent for AMERICAN AURUM INC.
                                                          /s/ Mark Meriwether
                                                          -------------------
                                                             Registered Agent

STATE OF UTAH )
              )SS
COUNTY OF SC  )

            On the 6 day of May, 1995, personally appeared before me, Mark L. Meriwether, who being by me first duly sworn, severally declared that he is the authorized agent for Carousel Capital, who, acting on their behalf, has signed the foregoing document as the Registered Agent.


            IN WITNESS WHERE, I have hereunto set my hand and seal this 6 day of May, 1995.


                                                   /s/ Nicky Davis
                                                   --------------------------
                                                   NOTARY PUBLIC: Nicky Davis
                                                   Residing at:______________
My Commission Expires:
12/31/96


STATE OF UTAH )
              )SS
COUNTY OF SC  )

            On the 6 day of May, 1995, personally appeared before me, Mark L. Meriwether and Layne T. Meriwether who acknowledged to me that they are the persons who signed the foregoing Articles of Incorporation as incorporators and that they have read the foregoing Articles of Incorporation and know the content thereof, and that the same is true of their knowledge as to those matters upon which they operate on information and belief, and as to those matters believe them to be true.

                                                    /s/ Mark L. Meriwether
                                                    ----------------------
                                                    Mark L. Meriwether


                                                    /s/ Layne T. Meriwether
                                                    -----------------------
                                                    Layne T. Meriwether


            SUBSCRIBED AND SWORN to before me this 6 day of May, 1995.


                                                    /s/ Nicky Davis
                                                    --------------------------
                                                    NOTARY PUBLIC: Nicky Davis
                                                    Residing at:
My Commission Expires:
12/31/96